Deloitte & Touche LLP

30 Rockefeller Plaza

New York, NY 10112-0015 USA

Tel: +1 212 492 4000

Fax: +1 212 489 1687

www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 No.333-283477 of our reports dated February 26, 2026, relating to the consolidated financial statements of Morgan Stanley Direct Lending Fund and subsidiaries (the “Company”), and the effectiveness of Morgan Stanley Direct Lending Fund’s internal control over financing reporting, appearing in this Annual Report on Form 10-K of Morgan Stanley Direct Lending Fund for the year ended December 31, 2025.

We also consent to the reference to us under the headings “Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

February 26, 2026